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
                                                                                                        ---------------------------
                                                                                                                OMB APPROVAL
                                                                                                        ---------------------------
--------                                                                                                OMB NUMBER:       3235-0104
 FORM 3                                                                                                 EXPIRES: SEPTEMBER 30, 1998
--------                                                                                                ESTIMATED AVERAGE BURDEN
                                                                                                        HOURS PER RESPONSE .... 0.5
                                                                                                        ---------------------------

                                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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 1. Name And Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
                                              Statement
   Phillips,   James           S.             (Month/Day/Year)            Silverleaf Resorts, Inc.  SVR
----------------------------------------                                 ----------------------------------------------------------
     (Last)     (First)     (Middle)               5-5-98                5. Relationship of Reporting        6. If Amendment, Date
                                           ----------------------------     Person to Issuer                    of Original
   1221    Riverbend Dr.,   Suite 120      3. I.R.S. or Social Sec-          (Check all applicable)              (Month/Day/Year)
----------------------------------------      urity Number of                  Director       10% Owner
             (Street)                         Reporting Person           -----           -----
                                              (Voluntary)
     Dallas,        TX       75202                                          X   Officer        Other (specify
--------------------------------------     ----------------------------  -----           -----      below)
      (City)      (State)      (Zip)                                     (give title below)
                                                                         Regional Vice President-Sales
                                                                         ------------------------------
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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   Non-Qualified Option            *       3-21-08     Common, $.01 par   100,000      24.46875         D
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Explanation of Responses:
                *from 3-21-99 to and including 3-20-00, 25,000 Shares
                 from 3-21-00 to and including 3-20-01, an additional 25,000 Shares from 3-21-02 to and including 3-20-03, an additional 25,000 Shares from 3-21-03, all remaining Shares
                                                                                     /s/ JAMES S. PHILLIPS                5-15-98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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